UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.   )

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Farmers and Merchants Bancshares, Inc.

(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if other than the Registrant)

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FARMERS AND MERCHANTS BANCSHARES, INC.

4510 Lower Beckleysville Road, Suite H

Hampstead, Maryland 21074

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 26, 2026

To Stockholders of Farmers and Merchants Bancshares, Inc.:

Notice is hereby given that the 2026 Annual Meeting of the Stockholders (including any adjournment, postponement or rescheduling thereof, the “Annual Meeting”) of Farmers and Merchants Bancshares, Inc. (the “Company”) will be held at 3:00 p.m., local time, on April 28, 2026 at Piney Branch Golf Club, 5301 Trenton Mill Road, Upperco, Maryland 21155.

The purposes of the Annual Meeting are:

1.	To vote on the election of the two Class IV director nominees named in the attached Proxy Statement and Proxy Card to serve on the Company’s Board of Directors (the “Company Board”);

2.	To adopt a non-binding advisory resolution approving the compensation paid to the Company’s named executive officers for 2025; and

3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for 2026.

The Company Board has fixed February 13, 2026 as the record date for purposes of determining stockholders who are entitled to notice of and to vote at the Annual Meeting.

Anyone acting as a proxy agent for a stockholder must present a written proxy that has been properly executed by the stockholder, that authorizes the agent to so act, and that is in form and substance satisfactory to the judges of election and consistent with the Company’s Amended and Restated Bylaws, as amended to date.

By order of the Board of Directors

Cherie Barrett

Vice President/Corporate Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK]

FARMERS AND MERCHANTS BANCSHARES, INC.

4510 Lower Beckleysville Road, Suite H

Hampstead, Maryland 21074

(410) 374-1510

PROXY STATEMENT

This Proxy Statement and the accompanying Proxy Card are being furnished in connection with the solicitation by the Board of Directors (the “Company Board”) of Farmers and Merchants Bancshares, Inc. (the “Company”) of proxies to be voted at the 2026 Annual Meeting of the Stockholders (including any adjournment, postponement or rescheduling thereof, the “Annual Meeting”) to be held at 3:00 p.m., local time, on April 28, 2026 at Piney Branch Golf Club, 5301 Trenton Mill Road, Upperco, Maryland 21155. This Proxy Statement and the Proxy Card are first being sent or given to stockholders on or about March 26, 2026.

When used in this Proxy Statement, the terms “we,” “us,” and “our” refer to Farmers and Merchants Bancshares, Inc. and, unless the context clearly requires otherwise, its consolidated subsidiaries, including Farmers and Merchants Bank (the “Bank”).

You are being asked to: (i) vote on the election of two Class IV director nominees to the Company Board (Robert G. Pollokoff and Teresa L. Smack), (ii) adopt a non-binding advisory resolution approving the compensation paid to the Company’s named executive officers for 2025, and (iii) ratify the appointment of Yount, Hyde & Barbour, P.C. (“YHB”) as the Company’s independent registered public accounting firm for 2026. The Company Board unanimously recommends that you vote “FOR” Mr. Pollokoff and Ms. Smack; “FOR” approval of the advisory resolution approving the compensation paid to the Company’s named executive officers for 2025; and “FOR” the ratification of the appointment of YHB as the Company’s independent registered public accounting firm for 2026.

INFORMATION ABOUT THE SOLICITATION

The Company Board is soliciting your proxy. The Company will bear the entire cost of the Company Board’s solicitation of proxies, including the preparation, assembly and mailing of this Proxy Statement, the Proxy Card, the Notice of Annual Meeting of Stockholders, and any additional information furnished to stockholders. Solicitation of proxies may be in person, by telephone, electronic mail or personal solicitation by the Company’s directors, officers or staff members. Proxies will be solicited on behalf of the Company Board by the Company’s directors and certain executive officers and other employees of the Company. Other than the persons described in the Proxy Statement, no general class of employee of the Company will be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation. No additional compensation will be paid to our directors, officers or staff members for such services.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), in their names that are beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. The Company Board does not expect to employ specially engaged employees, representatives or other persons to solicit security holders.

RECORD DATE

Stockholders of record as of the close of business on February 13, 2026 (the “Record Date”) of issued and outstanding shares of the Common Stock are entitled to notice of and to vote at the Annual Meeting. Only stockholders as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, 3,235,707 shares of the Common Stock were issued and outstanding. Each share is entitled to one vote on each matter submitted to stockholders.

Stockholders do not have dissenters’ rights of appraisal or similar rights with respect to any of the proposals to be presented at the Annual Meeting.

A stockholder may revoke a proxy at any time before its use by completing, signing, dating and promptly returning the enclosed Proxy Card, by following the instructions provided on the Proxy Card, voting at the Annual Meeting or providing written notice delivered to the Corporate Secretary at the Company’s address listed above.

QUORUM

The presence in person or by proxy of the holders of record of a majority of the shares of the capital stock of the Company issued and outstanding and entitled to vote thereat shall constitute a quorum at the Annual Meeting. Abstentions, withheld votes, and “broker non-votes” (see the discussion below under “HOW TO VOTE – What are “broker non-votes?”) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

REQUIRED VOTE

Proposal 1: Election of Robert G. Pollokoff and Teresa L. Smack as Class IV directors to serve on the Company Board

A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. Accordingly, the withholding of votes and “broker non-votes” will have no impact on the outcome of the vote on Proposal 1.

Proposal 2: Adoption of the non-binding resolution approving the compensation paid to the Company’s named executive officers for 2025

A majority of all votes cast at a meeting at which a quorum is present is sufficient to adopt the non-binding advisory resolution approving the compensation paid to the Company’s named executive officers for 2025, as described in Proposal 2. Accordingly, an abstention or a “broker non-vote” with respect to Proposal 2 will have no impact on the outcome of Proposal 2.

Proposal 3: Ratify the appointment of YHB as the Company’s independent registered public accounting firm for 2026

A majority of all votes cast at a meeting at which a quorum is present is sufficient to approve the ratification of the appointment of YHB as the Company’s independent registered public accounting firm, as described in Proposal 3. Accordingly, an abstention or a “broker non-vote” with respect to Proposal 3 will have no impact on the outcome of Proposal 3.

We do not anticipate that any other business will be presented at the Annual Meeting. If any other business is presented, however, your proxy will vote your shares in accordance with your proxy’s best judgment to the extent permitted by Rule 14a-4(c) of the Exchange Act.

HOW TO VOTE

Stockholder of Record: Shares Registered in Your Name

If, as of the Record Date, your shares are registered in your own name, please vote today by completing, signing, dating and promptly returning the enclosed Proxy Card in the postage-paid envelope provided.  A completed Proxy Card returned by mail must be received at the address stated on the Proxy Card before April 20, 2026.

Execution and delivery of a proxy by a record holder of shares will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise. All properly executed Proxy Cards received pursuant to this solicitation will be voted in accordance with the directions indicated thereon. If you sign the Proxy Card, but no direction is given thereon, then your shares will be voted:

●	“FOR” the election of Mr. Pollokoff and Ms. Smack as Class IV directors to serve on the Company Board;
●	“FOR” the adoption of the non-binding resolution approving the compensation paid to the Company’s named executive officers for 2025;
●	“FOR” the ratification of the appointment of YHB as the Company’s independent registered public accounting firm for 2026.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If, as of the Record Date, you are the beneficial owner of shares and you held your shares in “street name” with a broker, bank or other nominee, then only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to vote on your behalf “FOR” the election of Mr. Pollokoff and Ms. Smack as Class IV directors to serve on the Company Board, “FOR” Proposal 2, and “FOR” Proposal 3. You should also complete, sign, date and promptly return the voting instruction form that your broker, bank or other nominee sends you (or, if applicable, vote by following the instructions supplied to you by your broker, bank or other nominee, including voting via the Internet or by telephone). Please do this for each account you maintain to ensure that all of your shares are voted.

What are “broker non-votes?”

If, on the Record Date, your shares were held by a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid legal proxy from your broker, bank or other nominee. If your shares are held in “street name” (that is, held by a broker, bank or other nominee), you will receive voting instructions from your broker, bank or other nominee. Please follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a legal proxy. If you hold your shares in “street name,” please instruct your broker, bank or other nominee how to vote your shares using the voting instruction form provided by your broker, bank or other nominee so that your vote can be counted. The voting instruction form provided by your broker, bank or other nominee may also include information about how to submit your voting instructions over the Internet.

A “broker non-vote” results when a broker who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules (the “Broker Rules”), does not have discretionary authority to vote on a matter. Brokers are not permitted to vote shares without instructions on proposals that are not considered “routine.” Applicable regional and national exchange rules determine whether proposals are “routine” or “non‑routine.” If a proposal is “routine,” a broker holding shares for an owner in “street name” may vote on the proposal without voting instructions.

However, for brokers, banks or other nominees that receive proxy materials only from the Company, the broker, bank or other nominee will be entitled to vote shares held for a beneficial owner on “routine” matters, such as Proposal 3, without instructions from the beneficial owner of those shares. In that event, the broker, bank or other nominee is not entitled to vote the shares on “non-routine” items. Accordingly, if you receive proxy materials only from the Company and you do not submit any voting instructions to your broker, bank or other nominee, it may exercise discretion to vote your shares on Proposal 3, even in the absence of your instruction. If your shares are voted on Proposal 3, as directed by your broker, your shares will constitute “broker non-votes” on each of the “non-routine” proposals (i.e., Proposals 1 and 2).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2026

This Proxy Statement, the accompanying Proxy Card, and the Company’s Annual Report to Stockholders (including its Annual Report on Form 10-K for the year ended December 31, 2025) are available on our website, www.fmb1919.bank, and may be accessed by clicking “Investor Relations” and then “SEC Filings”. Information on our website, other than this Proxy Statement, is not a part of this Proxy Statement.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Common Stock by (i) each of the directors, director nominees, and named executive officers (as defined below under the heading, “EXECUTIVE COMPENSATION”) of the Company, (ii) all directors and executive officers of the Company as a group, and (iii) each person or group known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock. Generally, a person “beneficially owns” shares as of a given date if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days of such date (such as by exercising stock options or similar rights). The percentages were calculated based on 3,235,707 issued and outstanding shares of Common Stock as of the Record Date, plus, for each named person, any shares that such person may acquire within 60 days of such date. Except as otherwise noted, the address of each person named below is the address of the Company.

	Shares of Common Stock		Percent of Class
	Beneficially Owned		Beneficially Owned
Directors, Nominees and Named Executives
James R. Bosley, Jr.	11,011	(1)	0.340%
Roger D. Cassell	2,566	(2)	0.079%
Steven W. Eline	26,157		0.808%
Edward A. Halle, Jr.	55,233	(3)	1.707%
Gary A. Harris	4,521		0.140%
Ronald W. Hux	39,208	(4)	1.212%
Mark C. Krebs	7,701	(5)	0.238%
J. Lawrence Mekulski	2,866		0.089%
Emily B. Miller	2,886	(6)	0.089%
Robert G. Pollokoff	2,282		0.071%
Bruce L. Schindler	105,066	(7)	3.247%
Teresa L. Smack	8,378		0.259%
Paul F. Wooden, Jr.	49,342		1.525%

All Directors, Nominees and Executive Officers as a Group (14 Persons)	317,217		9.80%

5% Holders
Barry J. and Carol E. Renbaum	328,377	(8)	10.15%

Notes:

(1)	Includes 10,493 shares held jointly with spouse.
(2)	Includes 2,566 shares held jointly with spouse.
(3)	Includes 41,612 shares owned by a trust for which Mr. Halle is the trustee and one of the beneficiaries.
(4)	Includes 26,308 shares held jointly with spouse and 7,876 shares held jointly with his daughter.
(5)	Includes 7,701 shares held jointly with spouse.
(6)	Includes 300 shares held jointly with spouse.
(7)	Includes 8,997 shares held jointly with son, and 91,973 shares held jointly with spouse.
(8)

The information is based on the Form 4/A filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 17, 2025 by Mr. and Mrs. Renbaum, whose principal address is 3921 Butler Road, Reisterstown, Maryland 21136. Mr. and Mrs. Renbaum own the shares as joint tenants and, accordingly, each is deemed to beneficially own the shares.

As of the Record Date, J. Lawrence Mekulski and Paul F. Wooden, Jr., who serve as director emeriti, beneficially owned 2,866 and 49,342 shares of the Common Stock, respectively.

ELECTION OF DIRECTORS

(Proposal 1)

The number of directors constituting the Company Board is currently set at 10. The Company Board, by resolution approved by a majority vote thereof, may alter the number of directors from time to time. Directors are divided into four classes, as nearly equal in number as possible, with respect to the time for which the directors may hold office. Each director is elected to hold office for a term of four years and thereafter until his or her successor has been elected and qualifies, which term is subject to earlier expiration if (i) he or she is removed pursuant to the Company’s Amended and Restated Bylaws, as amended to date (the “Bylaws”), or (ii) he or she fails to qualify to serve as a director as provided in the Bylaws. Section 3(c) of Article II of the Bylaws provide that no person, including an incumbent director, shall be qualified to hold office as a director after the close of the annual meeting of stockholders of the Company that immediately follows his or her 75th birthday. Edward A. Halle, Jr., a Class IV Director, has reached the mandatory retirement age and will retire from the Company Board at the conclusion of the Annual Meeting. The Company Board has eliminated, effective as of the conclusion of the Annual Meeting, the vacancy that will be created upon Mr. Halle’s retirement by reducing the number of directorships to nine.

The terms of the other current Class IV Directors (Robert G. Pollokoff and Teresa L. Smack) will expire at the conclusion of the Annual Meeting. The Company Board, at the recommendation of the Nominating Committee (as defined below), has nominated Mr. Pollokoff and Ms. Smack for re-election as Class IV Directors (with terms to expire at the conclusion of the 2030 annual meeting of stockholders). Each of the nominees listed has expressed his or her willingness to serve. In the event that a director nominee declines or is unable to serve as a director, which is not anticipated, the proxies will vote in their discretion with respect to a substitute nominee named by the Company Board. Our management, however, has no present reason to believe that any Class IV director nominee will be unable to serve as a director, if elected.

Information about the principal occupations, business experience and qualifications of the director nominees is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS”.

Because the vote on Proposal 1 relates to the re-election of incumbent directors, each of the director nominees has an interest in the outcome of this vote.

Stockholders do not have cumulative voting rights and may not vote their shares for more than two director nominees pursuant to this Proposal 1.

The Company Board recommends that stockholders vote “FOR” the election of each of Mr. Pollokoff and Ms. Smack.

CONTINUING DIRECTORS

The following tables identify each director of the Company whose term does not expire in 2026. Information about the principal occupations, business experience and qualifications of these continuing directors is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS”.

Class I Directors (Term expires in 2027)

Name
Roger D. Cassell
Gary A. Harris

Class II Directors (Term expires in 2028)

Name
James R. Bosley, Jr.
Ronald W. Hux
Emily B. Miller

Class III Directors (Term expires in 2029)

Name
Steven W. Eline
Bruce L. Schindler

QUALIFICATIONS OF DIRECTOR NOMINEES AND CURRENT DIRECTORS

In addition to bringing extensive knowledge of the communities served by the Company through their involvement with their communities, as business partners and volunteers, the Nominating Committee believes that all director nominees and continuing directors possess a diverse balance of skills, business experience and expertise necessary to provide leadership to the Company. The following discussion sets forth the specific experience, qualifications, other attributes and skills of each director nominee and continuing director that led the Nominating Committee to determine that such person should serve on the Company Board. All current directors also serve on the board of directors of the Bank (the “Bank Board”).

James R. Bosley, Jr., age 64. Director of the Company since 2016 and of the Bank since 1991; retired; CEO of the Company and the Bank between July 18, 2022 and December 31, 2022; President of the Company between 2016 and July 18, 2022 and of the Bank from 1995 to July 18, 2022; former director and President of the Bank’s subsidiary, Reliable Community Financial Services, Inc. (“RCFI”); a director of the Northeast Social Action Program; and a past director of the Maryland Bankers Association. The skills, experience and knowledge acquired by Mr. Bosley during his approximately 41 years of service to the Bank, with 29 years as both a director and as President and CEO, qualify him to serve as a director.

Roger D. Cassell, age 65. Director of the Company since 2016 and of the Bank since 2008; Regional Vice President of Mobile Communications America, a company that provides voice, data, and security solutions, since 2024; President and CEO of Communications Electronics, Inc. of Baltimore, Maryland, a company that sells, designs and installs wireless communications systems, from 1994 to 2024; former Managing Member of Communications Electronics Systems, a company that sells, designs and installs commercial security systems; Managing Member of 1924 Group, LLC and Cassell Group LLC, which are real estate holding companies; Managing Member of 1955 Automotive Group, an automotive repair services company; and previously employed in various positions with Communications Electronics, Inc. from 1979 to 1994. Mr. Cassell’s qualifications to serve as a director include his 17 years as a director of the Bank, his many years as a business owner, his experience in real estate, and his experience with cutting-edge technology in the wireless communications field.

Steven W. Eline, age 61. Director of the Company since 2016 and of the Bank since 2013; licensed mortician; President and co-owner of Eline Funeral Home, J.F. Eline & Sons, Inc., Eline Monuments, LLC, and Carroll Cremation, all funeral related companies; President and owner of Eline Properties, LLC., a real estate investment entity; President and co-owner of Petals, Flowers, & Gifts, LLC, a retail florist; Director of the Hampstead Cemetery Association, which manages the Hampstead Cemetery; and member of the Maryland State Funeral Directors Association, the National Funeral Directors Association, the Cremation Association of North America, and the Hampstead Lions Club. Mr. Eline’s qualifications to serve as a director include his 12 years as a director of the Bank, his many years as a business owner, and his experience with commercial real estate.

Gary A. Harris, age 55. Director of the Company and the Bank since 2022; President and CEO of the Company and the Bank since January 1, 2023; President of the Company and the Bank between July 18, 2022 and January 1, 2023; President and director of RCFI, a subsidiary of the Bank; Executive Vice President – Chief Lending Officer of the Bank between 2021 and July 18, 2022; Senior Vice President – Commercial Banking of the Bank between 2016 and 2021; and Vice President – Commercial Banking of the Bank between 2008 and 2016. Mr. Harris’ qualifications to serve as a director include the knowledge and experience that he has gained during his 17-year career with the Bank, particularly with respect to the Bank’s lending operations, and his experience serving on the Bank’s Strategic Growth Committee, Asset-Liability Committee, and Officer’s Loan Committee.

Ronald W. Hux, age 68.  Director of the Company since 2016 and of the Bank since 2006; owner of Douron Inc., a commercial furniture dealership located in Owings Mills, Maryland from 1977 to 2023; developer and manager of commercial properties in Owings Mills, Maryland; and past Director of Owings Mills Corporate Round Table, a business association.  Mr. Hux’s qualifications to serve as a director include his 19 years as a director of the Bank, his many years as a business owner, and his experience in the office furniture and commercial real estate industries.

Emily B. Miller, age 39. Director of the Company and the Bank since 2023; owner/partner and the Secretary and Treasurer of Barnes-Bollinger Insurance Services, Inc., a full-service insurance firm, since 2019 and served in various roles in the business from 2008 to 2019, most recently as a Risk Advisor; holds a Certified Insurance Counselor (CIC) designation; board member of the Carroll County Chamber of Commerce, the Carroll Hospital Foundation, the Carroll Community College Foundation, the Agency Insurance Company of Maryland, Inc., and the Carroll County Youth Services Bureau and a member of the Advisory Board of the Carroll County Farm Museum. Mrs. Miller’s qualifications to serve as a director include her many years as a business owner, her dedicated community involvement, and her experience as a board member of various other organizations.

Robert G. Pollokoff, age 65. Director of the Company and the Bank since 2023; Chairman and Chief Executive Officer of The Fedder Company since 1998, a commercial real estate investment and management company; board member of the Associated Jewish Charities and chairperson of their Funds and Foundations committee; volunteer for Habitat for Humanity; former board member of Comprehensive Housing Assistance, Inc. from 1991 to 1998, a non-profit agency that provides housing assistance for the elderly as well as first-time home buyers in the Upper Park Heights community of Baltimore, Maryland. Mr. Pollokoff’s qualifications to serve as a director include his many years as President and Chief Executive Officer of The Fedder Company, his vast real estate experience and knowledge, his dedicated community involvement, and his experience as a board member of various other organizations.

Bruce L. Schindler, age 70. Director of the Company since 2016 and of the Bank since 1989 and Chairman of the Company Board since April 2020; Director, President and Owner of Bob Davidson Ford Lincoln, an automobile dealership; board member of the Baltimore Washington Ford Dealers Advertising Fund; Treasurer and board member of Pathfinders for Autism, a nonprofit charitable organization; Member of BLS Reinsurance, LLC, an automobile warranty reinsurance company; and Member of McDhaid, LLC, a real estate holding company. Mr. Schindler’s qualifications to serve as a director include his 36 years as a director of the Bank, his many years as a business owner, his experience in the automotive sales and service industry, and his accounting background.

Teresa L. Smack, age 66. Director of the Company and of the Bank since 2017; retired; owner of Terry's Tag and Title Service, LLC, which is a licensed tag and title agent for the State of Maryland from 2000 to 2024; co-owner of A&L, LLC, a tag and titling agent outside of Maryland; co-owner of 10710, LLC and 1010 Balt. Blvd., LLC, both real estate investment corporations; Founder, past President and member of the Maryland Vehicle Titling Association, a trade association; member of the Carroll County Chamber of Commerce; member of the Rape Crisis Foundation Board; past member of the Carroll Hospital Foundation Board. Ms. Smack’s qualifications to serve as a director include her 7 years as a director of the Bank, her many years as a business owner, and her experience as a board member for various other organizations.

CORPORATE GOVERNANCE MATTERS

Committees of the Boards

The Company Board and the Bank Board (together, the “Boards”) are composed of the same individuals. The Boards have appointed from their members a joint Executive Committee of the Boards (the “Executive Committee”), a joint Audit Committee of the Boards (the “Audit Committee”), a joint Compensation Committee of the Boards (the “Compensation Committee”), and a joint Nominating Committee of the Boards (the “Nominating Committee”).

Executive Committee. The function of the Executive Committee is to direct and transact any business that may properly come before the Boards, except for such business that only the Boards are authorized by law to perform. The members of the Executive Committee are Ronald W. Hux, Chairman, Bruce L. Schindler, Vice Chairman, James R. Bosley, Jr., and Roger D. Cassell. Gary A. Harris is invited to attend all meetings of the Executive Committee and to participate in its discussions, but he is not entitled to vote on any matter before the Executive Committee. The Executive Committee met 12 times in 2025.

Audit Committee. The Audit Committee, which met five times in 2025, was established to perform the duties of an “audit committee” as defined in Section 3(a)(58)(A) of the Exchange Act, and consists of Bruce L. Schindler, Chairman, Roger D. Cassell, Steven W. Eline, and Edward A. Halle, Jr. The Audit Committee is responsible for hiring, setting the compensation of and overseeing the Company’s independent registered public accounting firm, and it also assists the Boards in monitoring the integrity of the financial statements, in monitoring the performance of the Company’s internal audit function, and in monitoring the Company’s compliance with legal and regulatory requirements. In carrying out its duties, the committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Boards have determined that all audit committee members are financially literate and that Bruce L. Schindler qualifies as an “audit committee financial expert” as that term is defined by the SEC in Item 407 of Regulation S-K. The Audit Committee has a written charter, a copy of which is available on our website, www.fmb1919.bank, and may be accessed by clicking on “Investor Relations”, then “Corporate Overview”, then “Committee Charting” and then “Audit Committee”.

Compensation Committee. The Compensation Committee, which met two times in 2025, consists of Bruce L. Schindler, Chairman, James R. Bosley, Jr., Roger D. Cassell, Edward A. Halle, Jr., Emily B. Miller, and Teresa L. Smack. The Compensation Committee is responsible for developing policies for executive and director compensation, recommending to the Boards the amounts and forms of compensation that should be paid to executive officers and directors, and overseeing our various compensation plans. The Compensation Committee develops its recommendations for executive compensation based on the principles discussed below under the heading “EXECUTIVE COMPENSATION”. The Boards review and approve or ratify the Compensation Committee’s recommendations. The Compensation Committee has adopted a written charter, a copy of which is available on our website, www.fmb1919.bank, and may be accessed by clicking on “Investor Relations”, then “Corporate Overview”, then “Committee Charting” and then “Compensation Committee”.

Nominating Committee. The Nominating Committee, which met three times in 2025, consists of Roger D. Cassell, Chairman, Steven W. Eline, Ronald W. Hux, Bruce L. Schindler, and Teresa L. Smack. The Nominating Committee is responsible for developing qualification criteria for directors, reviewing director candidates recommended by stockholders (see “Director Recommendations and Nominations” below), actively seeking, interviewing and screening individuals qualified to become directors, recommending to the Boards those candidates who should be nominated to serve as directors, and developing and recommending to the Boards the Corporate Governance Guidelines applicable to the Company and its subsidiaries. The Nominating Committee has a written charter, a copy of which is available on our website, www.fmb1919.bank, and may be accessed by clicking on “Investor Relations”, then “Corporate Overview”, then “Committee Charting” and then “Nominating Committee”.

In addition to the foregoing committees, the Bank Board has appointed a Loan Committee, a Facilities Committee, an Asset Liability Committee, a Marketing Steering Committee, and an Investor Relations Committee. The Loan Committee, which met 20 times in 2025, reviews and approves certain loan transactions, and its members are James R. Bosley, Jr., Edward A. Halle, Jr., Gary A. Harris, Robert G. Pollokoff, and Bruce L. Schindler. The Facilities Committee, which met twice in 2025, oversees the maintenance of the Bank’s facilities and is composed of Teresa L. Smack, Chairman, Steven W. Eline, Gary A. Harris, Ronald W. Hux, Emily B. Miller, and Robert G. Pollokoff. The Asset/Liability Committee, which met four times in 2025, oversees the asset and liability positioning of the Bank and is composed of Ronald W. Hux, Chairman, James R. Bosley, Jr., Gary A. Harris, and Emily B. Miller. The Marketing Steering Committee, which met once in 2025, oversees the Bank’s marketing strategies and assists the Bank Board with strategic development and is composed of Emily B. Bollinger, Chairman, Roger D. Cassell, Gary A. Harris, Ronald W. Hux, Robert G. Pollokoff, Bruce L. Schindler, and Teresa L. Smack. The investor relations committee met once in 2025 and is composed of James R. Bosley, Jr., Chairman, Ronald H. Hux, and Bruce L. Schindler.

Director Independence

To determine whether each of the directors is independent, the Company Board has adopted the independence standards of The NASDAQ Stock Market Rules (the “NASDAQ Rules”).  The Company Board has determined that each of James R. Bosley, Jr., Roger D. Cassell, Steven W. Eline, Edward A. Halle, Jr., Ronald W. Hux, Emily B. Miller, Robert G. Pollokoff, Bruce L. Schindler, and Teresa L. Smack is an “independent director” as that term is defined by Rule 5605(a)(2) of the NASDAQ Rules. Each member of the Compensation Committee is an “independent director”. Each member of the Nominating Committee is an “independent director”. During his term of service, Paul Wooden, Jr. was an “independent director” as that term is defined by Rule 5605(a)(2) of the NASDAQ Rules. Each member of the Audit Committee satisfies the audit committee independence requirements of NASDAQ Rule 5605(c)(2)(A).  In determining that each of the independent directors is independent, the Company Board considered, in addition to the transactions described in the “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” section of this proxy statement, the Bank’s purchase of products from a company in which Mr. Schindler has a controlling interest, the Bank’s purchase of products from a company in which Mr. Eline has a controlling interest and the Bank’s purchase of products from a company in which Mrs. Miller has a controlling interest.

Board Leadership and Role in Risk Oversight

The Company Board has separated the positions of Chairman of the Company Board and CEO in an effort to maintain independent oversight of management. The Company Board elects from its members a Chairman who it believes will be an effective leader and who satisfies the “independent director” standards of NASDAQ Rule 5605(b)(1). The Company Board believes that this bifurcated structure best suits the Company because it helps to ensure that the Company has a strong, independent leader who can objectively review operations and the performance of management. In addition, the Company Board believes that it is important to allow the CEO to concentrate on running the day-to-day operations of the Company and the implementation of the Company Board’s policies and procedures without the added burden of also managing the Company Board.

The Company Board administers risk oversight by assigning various organizational risk oversight functions to its committees, which report to the full Company Board on a regular basis.

The Bank’s Loan Committee monitors the Bank’s credit risk in accordance with guidelines established by the Bank Board and bank regulatory agencies and is charged with approving loans made by the Bank within acceptable guidelines. The Bank’s Loan Committee also monitors the Bank’s concentrations of commercial real estate loans and the risk rating of loans.

The Audit Committee monitors compliance risk, risks related to our reputation, our internal control over financial reporting, including the internal audit function, and the performance of and reports by the Company’s independent registered public accounting firm.

The Executive Committee monitors the Bank’s market and strategic risks through its oversight of marketing and strategic initiatives, and regularly meets with the CEO, the Chief Financial Officer (the “CFO”), and the Chief Retail Banking Officer so that it may be kept apprised of the Bank’s general operating environment. The Executive Committee also helps ensure director independence through its nominating authority, and it manages compensation risk through its authority to review and recommend the Bank’s executive compensation practices and policies.

Interest rate risk, liquidity risk, and valuation risk are monitored by the Bank’s Asset Liability Committee. Credit risk and transaction risk are monitored by the Bank’s Loan Committee.

Attendance at Company Board Meetings

The Company Board held 13 meetings in 2025. Each incumbent director who served as a director during 2025 attended at least 75% of the aggregate of (i) the total number of meetings of the Company Board (held during the period served) and (ii) the total number of meetings held by all committees of the Company Board on which that person served (held during the period served).

Director Recommendations

The Nominating Committee will from time to time review and consider candidates recommended by stockholders. Stockholder recommendations should be labeled “Recommendation of Director Candidate” and be submitted in writing to: Corporate Secretary, Farmers and Merchants Bancshares, Inc., 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of the Company’s capital stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, (v) the number of shares of the Company’s capital stock beneficially owned by the candidate, and (iv) the candidate’s written consent to be considered as a candidate. Such recommendation must be received by the Corporate Secretary no less than 150 days nor more than 180 days before the date of the annual meeting of stockholders for which the candidate is being recommended. For purposes of this requirement, the date of the meeting shall be deemed to be on the same day and month as the annual meeting of stockholders held in the preceding year. Accordingly, a stockholder who desires to recommend a person for consideration as a director nominee for the 2027 annual meeting of stockholders (the “2027 Annual Meeting”) must submit such recommendation as provided above no earlier than October 30, 2026 and no later than November 29, 2026.

Candidates may come to the attention of the Nominating Committee from current directors, executive officers, stockholders, or other persons. The Nominating Committee does not have a formal policy under which it considers the diversity of candidates for directorship when making nomination recommendations. The Nominating Committee periodically reviews its list of candidates available to fill director vacancies and researches the talent, skills, expertise, and general background of these candidates. In evaluating candidates for nomination, the Nominating Committee uses a variety of methods and regularly assesses the size of the Company Board, whether any vacancies are expected due to retirement or otherwise, the need for particular expertise on the Company Board, and whether the Company’s market areas are adequately represented by directors. In nominating director candidates, the Nominating Committee generally seeks to choose individuals that have skills, education, experience and other attributes that will complement and/or broaden the strengths of the existing directors.

Whether recommended by a stockholder or another third party, or recommended independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Company Board and the Bank Board. The Nominating Committee’s goal in selecting nominees is to identify persons that possess complementary skills and that can work well together with existing directors at the highest level of integrity and effectiveness. A candidate, whether recommended by a stockholder or otherwise, will not be considered for nomination unless he or she maintains strong professional and personal ethics and values, has relevant management experience, and is committed to enhancing financial performance. Certain board positions, such as Audit Committee membership, may require other special skills, expertise or independence from the Company.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Company Board. A stockholder who is entitled to vote for the election of directors and who desires to nominate a candidate for election to be voted on at a meeting of stockholders may do so only in accordance with Section 4 of Article II of the Bylaws. For further information, see the section of this proxy statement below entitled “DIRECTOR NOMINATIONS AT THE 2027 ANNUAL MEETING”.

It should be further noted that the Bylaws specify that no person, including an incumbent director, is eligible to serve on the Company Board after the annual meeting of stockholders that immediately follows his or her 75th birthday.

Stockholder Communications with the Company Board

Stockholders may communicate with the Company Board, including the non-employee directors, by sending a letter to the Company Board, c/o Corporate Secretary, Farmers and Merchants Bancshares, Inc., 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074. The Corporate Secretary will deliver all stockholder communications directly to the Company Board for consideration.

The Company believes that annual meetings of stockholders present an opportunity for stockholders to communicate directly with directors and, accordingly, expects that all directors will attend each annual meeting of stockholders. If you would like an opportunity to discuss issues directly with our directors, please consider attending the Annual Meeting. The 2025 annual meeting of stockholders was attended by 8 persons who were then serving on the Company Board.

Family Relationships Among Directors, Nominees and Executive Officers

There are no family relationships between any of our directors, director nominees or executive officers.

Policy with Respect to Hedging Transactions

The Company has not adopted any practices or policies regarding the ability of employees (including officers) or directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities (i) granted to the employee or director by the Company as part of his or her compensation or (ii) held, directly or indirectly, by the employee or director.

Insider Trading Policy

The Company has adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of shares of Common Stock by directors, officers and employees of the Company and its subsidiaries that it believes are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company. A copy of the Farmers and Merchants Bancshares, Inc. Insider Trading Policy was filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. The Company has not adopted an insider trading policy governing the Company’s purchase, sale, and/or other dispositions of shares of Common Stock. Section 2-310(a) of the Maryland General Corporation Law requires the Company Board to approve any acquisition by the Company of shares of Common Stock, and it has been the Company’s policy to consult with its legal counsel prior to the Company Board’s approval of any plan or other arrangement to acquire any shares to ensure compliance with applicable laws.

DIRECTOR COMPENSATION

The following table provides information about compensation paid to or earned by the Company’s directors during 2025 who are not also named executive officers. All directors also serve on the Bank Board. Directors receive compensation only for their service to the Bank, and all such compensation is paid by the Bank. Neither the Company nor the Bank grants equity-based compensation or maintains any bonus (incentive or otherwise) or deferred compensation plans for directors.

Director Compensation

Name	Fees earned or paid in cash ($)	All other compensation ($)	Total ($)
James R. Bosley, Jr.	31,825	-	31,825
Roger D. Cassell	18,670	-	18,670
Steven W. Eline	16,255	-	16,255
Edward A. Halle, Jr.	22,250	-	22,250
Ronald W. Hux	21,681	13,616	35,297	(1)
Emily B. Miller	-	15,475	15,475	(1)
Robert G. Pollokoff	5,999	13,996	19,995	(1)
Bruce L. Schindler	-	38,911	38,911	(1)
Teresa L. Smack	-	14,075	14,075	(1)
Paul F. Wooden, Jr. (2)	9,960	-	9,960

Notes:

(1)

The amounts reflect director fees that the directors chose to receive in the form of shares of common stock, based upon a grant date fair market value of $17.02 per share, as computed in accordance with Financial Standards Accounting Standards Codification Topic 718. Mr. Hux received 800 shares, Mrs. Miller received 910 shares, Mr. Pollokoff received 823 shares, Mr. Schindler received 2,287 shares, and Ms. Smack received 827 shares.

(2)	Paul F. Wooden, Jr.'s term as a director expired in April 2025.

In 2025, non-employee directors received $855 for each meeting of the Bank Board attended and $545 for each committee meeting attended. Director compensation is set by the entire Bank Board. Each year, the Bank Board reviews one or more independently conducted director compensation surveys provided by the Bank’s independent registered public accounting firm.

From time to time, the Boards may choose to appoint a person to serve as a director emeritus, where the Boards believe that they may benefit from such person’s experience, insight and other attributes.  A director emeritus is invited to attend all of the Boards’ meetings and to participate in the Boards’ discussions, but he or she is not entitled to vote on any matter that may come before the Boards or any of its committees.  A director emeritus is entitled to receive a cash fee for each meeting attended.  For 2025, the fee amount was $855 for board meetings and $545 for committee meetings.  These fees are paid by the Bank.

Following his retirement from the Boards in April 2025, Paul F. Wooden, Jr. was appointed to serve as a director emeritus. Mr. Wooden served on the Company Board since 2016 and on the Bank Board since 1987, and he served as Chairman of the Boards from 2015 to 2020. Through this service, along with his prior ownership of Taylor Technologies, Inc., a specialty chemical manufacturer of water testing supplies, service as Executive Director of the PFW Foundation, a 501(c)(3) nonprofit organization, and ownership of various real estate companies, Mr. Wooden has acquired valuable skills, experience, and knowledge about the Bank and its markets, the banking industry, and business operations in general. . The Boards anticipate that they will re-appoint Mr. Wooden to serve as a director emeritus as his current term expires at the conclusion of the Annual Meeting. In addition, the Boards anticipate that they will appoint Mr. Halle, Jr. to serve as a director emeritus for a one-year term upon his retirement from the Boards at the conclusion of the Annual Meeting.

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2025 with the Company’s management, (ii) discussed with YHB, the Company’s independent auditors, the matters required to be discussed by the applicable requirements as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, and (iii) received the written disclosures and the letter from YHB required by applicable requirements of the PCAOB regarding YHB’s communications with the Audit Committee concerning its independence, and discussed with YHB its independence. Based on these reviews and discussions, the Audit Committee recommended to the Company Board that the audited consolidated financial statements for the year ended December 31, 2025 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

By:	AUDIT COMMITTEE

Bruce L. Schindler, Chairman Roger D. Cassell Steven W. Eline Edward A. Halle, Jr.

EXECUTIVE OFFICERS

Information about the Company’s executive officers is set forth below. All officers serve in similar capacities at the Bank and are elected annually by, and serve at the pleasure of, the Boards.

Gary A. Harris, 55, has served as the President and CEO of the Company since January 1, 2023. Additional biographical information about Mr. Harris is discussed above under the section entitled, “QUALIFICATIONS OF DIRECTOR NOMINEES AND CURRENT DIRECTORS”.

Paul B. Susie, 59, has served as the Treasurer and CFO of the Company from since July 2025 and as Senior Vice President and Chief Accounting Officer from December 2024 to July 2025. Mr. Susie previously served as Vice President of Accounting for Eastern Savings Bank from August 2021 to November 2024 and as an Independent Consultant from June 2019 to August 2021. Prior to that, Mr. Susie was Executive Vice President and Chief Financial Officer of Seven Bank from July 2016 to June 2019. From August 2014 to July 2016, he served as the Senior Vice President and Chief Financial Officer of Hopkins Federal Savings Bank and from June 2009 to July 2016 he was Senior Vice President and Chief Financial Officer of First Mariner Bank. Mr. Susie is a graduate of the University of Baltimore.

Barry Luciani, 64, has served as the Bank’s Executive Vice President and Chief Retail Banking Officer since April 2025. Mr. Luciani has previously served as Senior Vice President – Director of Retail Banking with Farmers & Merchants Bank from October, 2020 to April 2025. Mr. Luciani joined Farmers & Merchants Bank through the acquisition of Carroll Community Bank where he served as Executive Vice President – Chief Operating Officer. Prior to Farmers & Merchants, Mr. Luciani was Senior Vice President - Retail Executive at Howard Bank from 2016 through 2018. Between 1998 and 2016, Mr. Luciani served as Senior Vice President, Branch Executive for Susquehanna Bank. Mr. Luciani is a graduate of California University of Pennsylvania.

EXECUTIVE COMPENSATION

Officers do not receive remuneration for their service to the Company. All compensation is paid by the Bank.

The Bank Board, upon the recommendation of its Compensation Committee, establishes executive compensation each year. In recommending compensation levels, the Compensation Committee reviews annual evaluations that measure performance against previously established goals for the year. In addition, the Bank Board reviews one or more independently conducted surveys. In 2025, the Bank Board reviewed one survey prepared by the American Bankers Association. The Bank’s CEO makes compensation recommendations to the Compensation Committee for executive officers other than himself. From time to time, the Compensation Committee retains outside compensation consultants to evaluate the Bank’s executive compensation practices and plans. Neither of the Boards, nor any member of management, retained a compensation consultant to provide advice with respect to the compensation paid to executives or directors in 2025.

The following table sets forth, for each of the last two calendar years (which were also the Company’s last two fiscal years), the total remuneration awarded to, earned by, or paid to (i) any person who served as the Company’s principal executive officer at any time during 2025, (ii) the Company’s two most highly compensated executive officers other than the principal executive officer who were serving as such as of December 31, 2025 and whose total compensation (excluding above-market and preferential earnings on nonqualified deferred compensation) exceeded $100,000 during 2025, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) had they been serving as executive officers of the Company as of December 31, 2025 (the principal executive officer(s) and such other persons are referred to as the “named executive officers”). For this purpose, the term “executive officer” includes any executive officers of the Company or the Bank who performs a policy making function for the Company. The Company has determined that the named executive officers for purposes of this proxy statement include Gary A. Harris, the President and CEO of the Company and the Bank, Paul B. Susie, the Executive Vice President and CFO of the Company and the Bank, Barry Luciani, an Executive Vice President and Chief Retail Officer of the Bank, and Mark C. Krebs, who retired as the Executive Vice President and CFO of the Company and the Bank on June 30, 2025. In calendar years 2025 and 2024, executive compensation included annual base salary, nonequity incentive bonus plan compensation, income related to the Bank’s employee benefit plans, and, for Mr. Harris, the grant of equity compensation.

SUMMARY COMPENSATION TABLE

			Nonequity
			incentive
			plan	All other
			compensation	compensation	Total
Name and principal position	Year	Salary ($)	($)(2)	($)(4) - (5)	($)
Gary A. Harris, President (1)	2025	322,922	58,960	122,025	503,907
	2024	311,250	29,657	121,546	462,453

Paul B. Susie, EVP & CFO	2025	196,923	27,731	7,132	231,786
	2024	-	-	-	-

Barry Luciani, EVP	2025	177,837	30,313	15,408	223,558
	2024	150,000	26,937	9,057	185,994

Mark C. Krebs, former EVP/CFO	2025	120,735	50,000	21,023	191,758
	2024	222,474	17,844	46,573	286,891

Notes:

(1)	Mr. Harris also serves on the Company Board and the Bank Board but does not receive any director’s fees for such service.
(2)	Amounts shown were paid under the bonus program discussed below.
(3)

For Mr. Harris, the amounts include matching contributions of $13,606 in 2025 and $13,800 in 2024 to the Bank’s 401(k) plan, imputed income of $1,242 in 2025 and 2024 attributable to the premium paid for group term life insurance coverage in excess of $50,000, and imputed income of $107,177 in 2025 and $106,504 in 2024 attributable to the economic value of accrued benefits under his supplemental executive retirement agreement discussed below. Mr. Harris did not receive any of the accrued benefits under his supplemental executive retirement agreement in 2025 or 2024 because the payment thereof is conditioned on the occurrence of a separation from service or Mr. Harris reaching a certain age.

(4)

For Mr. Susie, the amount includes matching contributions of $4,806 to the Bank’s 401(k) plan, $1,500 for medical insurance coverage foregone at his election, and imputed income of $826 attributable to the premium for group term life insurance coverage in excess of $50,000.

(5)

For Mr. Luciani, the amount includes matching contributions of $7,733 in 2025 and $7,077 in 2024 to the Bank’s 401(k) plan, and imputed income of $2,075 in 2025 and $1,980 in 2024 attributable to the premium for group term life insurance coverage in excess of $50,000.

(6)

For Mr. Krebs, the amount includes matching contributions of $6,348 in 2025 and $10,681 in 2024 to the Bank’s 401(k) plan, $1,800 in 2024 for medical insurance coverage foregone at his election, and imputed income of $3,139 in 2025 and $3,128 in 2024 attributable to the premium for group term life insurance coverage in excess of $50,000. Also included is imputed income of $11,536 in 2025 and $30,964 in 2024 attributable to the economic value of accrued benefits under his performance driven retirement plan agreement discussed below. Mr. Krebs did not receive any of these accrued benefits in 2025 or 2024 because the payment thereof is conditioned on the occurrence of a separation from service or Mr. Krebs reaching a certain age and Mr. Krebs voluntarily retired from the Company and the Bank effective June 30, 2025.

Employment Arrangements

Executive officers are appointed by the Company Board and the Bank Board annually and are employed on an at-will basis. No executive officer is a party to any written employment agreement with the Company or the Bank. Each executive officer is paid a base salary, participates in a bonus program, is eligible to receive awards under the Farmers and Merchants Bancshares, Inc. 2023 Equity Compensation Plan (the “Equity Plan”), and participates in various employee benefit plans and programs to the extent the executive officer qualifies for such participation under the terms and conditions of the benefit plans, including the Bank’s 401(k) profit sharing plan. Any employee, including an executive officer, may elect to waive coverage under the Bank’s health insurance plan, in which case he or she will be entitled to receive an amount in cash equal to $125 for each month the employee did not participate in the Bank’s health insurance plan. Mr. Harris is additionally eligible to receive benefits under the Bank’s bank-owned life insurance (“BOLI”) plan and Supplemental Executive Retirement Plan Agreements, as described below. Messrs. Harris and Krebs are eligible to receive benefits under Severance Agreements under certain circumstances, as described below, and Mr. Krebs is additionally eligible to receive benefits under a Retirement Agreement under certain circumstances, as described below.

Base salary for each executive is set annually by the Bank Board, upon the recommendation of its Compensation Committee. The 2026 salary levels for the named executive officers have been set at $335,031 for Mr. Harris, $210,000 for Mr. Susie, and $197,125 for Mr. Luciani.

Bonus Program

The Bank Board has implemented a bonus program under which certain officers are entitled to share each year in a bonus pool the amount of which is based on the Bank’s net income for that year. Participation is available to the CEO, President, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, other than Senior Vice Presidents and Vice Presidents who are involved in lending activities. The bonus pool amount is determined as follows:

Net Income (in millions)			Bonus Pool	Bonus Pool Range
Less than	$4.50		0.00% of Net Income	$0
$4.50	to	$5.25	2.50% of Net Income	$112,500	-	$131,250
$5.25	to	$6.00	3.05% of Net Income	$160,125	-	$183,000
$6.00	to	$6.75	3.60% of Net Income	$216,000	-	$243,000
$6.75	to	$7.50	4.15% of Net Income	$280,125	-	$311,250
$7.50	to	$8.25	4.67% of Net Income	$350,250	-	$385,575
Over	$8.25		5.20% of Net Income	$429,000+

There is no formula for determining how much of the pool is paid to a particular officer. Rather, the amount for each officer is recommended by the Compensation Committee and approved by the Bank Board. For 2025, the percentages of the pool paid to Messrs. Harris, Susie and Luciani were 25.43%, 11.96% and 13.07%, respectively. Mr. Krebs did not receive a bonus under this program for 2025, although the Bank Board did grant him a discretionary bonus of $50,000 in connection with his retirement. For 2024, the percentages of the pool paid to Messrs. Harris, Luciani, and Krebs were 26.99%, 8.37% and 15.70%, respectively. These bonus amounts are shown in the Summary Compensation Table above under the heading “Nonequity incentive plan compensation”.

Equity Compensation Plan

The Company Board adopted the Equity Plan on July 17, 2023. The Equity Plan authorizes the grant of various forms of incentive awards, including stock awards (both fully-vested and restricted), restricted stock units, and performance awards, to non-employee directors, employees, and consultants of the Company and its subsidiaries with respect to up to 30,000 shares of Common stock (subject to adjustment as provided in the Equity Plan). The Company Board or one of its committees will administer the Equity Plan (the “Administrator”). The Administrator has full and exclusive power to, among other things: (i) approve the forms of award agreements for use under the Equity Plan; (ii) determine the employees, non-employee directors and consultants to whom awards may be granted under the Equity Plan; (iii) determine the type, number of shares or dollar amounts, and terms of the awards to be granted to each participant, including whether and the terms upon which awards that have not vested may be retained following the termination of a participant’s service with the Company; (iv) determine the time when the awards will be granted and the duration of any applicable restriction or vesting period; (v) accelerate the vesting or payment of any outstanding award notwithstanding any vesting or payment date set forth in the related award agreement; (vi) amend the terms of any previously issued award, subject to certain limitations contained in the Equity Plan; (vii) adopt and rescind rules and regulations separate from the Equity Plan that set forth specific terms and conditions for awards; and (viii) deal with any other matters arising under the Equity Plan.

Each award will be reflected in an agreement between the Company and the participant, will be subject to the applicable terms and conditions of the Equity Plan and any rules and regulations adopted under the Equity Plan, and may also be subject to other terms and conditions contained in the award agreement consistent with the Equity Plan that the Administrator deems appropriate, including restrictions on vesting and provisions related to settlement in the event of a participant’s death, disability or termination of service. The provisions of the various award agreements entered into under the Equity Plan do not need to be identical.

In the event of a Change in Control (as defined in the Equity Plan), each outstanding award will be treated as the Administrator determines without a participant’s consent, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding entity (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such Change in Control; (iii) outstanding awards will vest and become realizable or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such Change in Control; (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the realization of the participant’s rights as of the date of the occurrence of the Change in Control (and, for the avoidance of doubt, if as of the date of the occurrence of the Change in Control the Administrator determines in good faith that no amount would have been attained upon the realization of the participant’s rights, then such award may be terminated by the Company without payment), or (B) the replacement of such award with other rights or property selected by the Administrator in its sole discretion; or (v) any combination of the foregoing. Notwithstanding the foregoing, with respect to awards granted to an Outside Director (as defined in the Equity Plan) while such individual was an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor entity, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the successor entity), then all restrictions on restricted shares and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement authorized by the Administrator between the participant and the Company or any of its affiliates, as applicable.

During 2023, the Administrator granted to Mr. Harris time-vesting RSUs with respect to 3,000 shares of Common Stock having an aggregate grant date fair value of $54,440 of which 1,000 vested in 2024 and 1,000 vested in 2025.

Outstanding Equity Awards

The following table shows information regarding all unvested equity awards held by the named executive officers at December 31, 2025. All awards were granted under the Equity Plan and are subject to forfeiture until vested.

Stock Awards
Executive Officer	Grant Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Gary A. Harris	10/24/2023	1,000	$17,220	(2)
President & CEO

Notes:

(1)	The aggregate market value is based upon the closing market price of $17.22 per share on December 29, 2025, which was the last trading day in 2025 on which a reported sale occurred.
(2)

This line item relates to time-vesting RSUs. One-third of the RSUs vested on September 22, 2024, one-third vested on September 22, 2025, and one-third will vest on September 22, 2026 provided that Mr. Harris is employed and in good standing with the Company on such date.

Profit Sharing Plan

The Bank has a profit sharing plan that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “IRC”). All employees age 21 or older with six months of service are eligible to participate in the plan. The Bank matches employee contributions up to 4% of total compensation and may make additional optional contributions. Employee and employer contributions are 100% vested when made.

Bank-Owned Life Insurance Plan Benefits

To attract and retain key employees, the Bank implemented a BOLI plan in 2002 to provide benefits to the named beneficiaries of certain officers of the Bank, including Mr. Harris. Messrs. Susie, Luciani, and Mr. Krebs are not participants in the BOLI plan.

Beginning in 2002, the Bank has invested in life insurance policies covering 18 officers, including Mr. Harris.  The acquisition of Carroll Community Bank in 2020 added life insurance policies for 14 former Carroll officers. Although the Bank owns these policies, including the cash surrender values of the policies, the Bank currently intends to assign a portion of the death benefits payable under these policies to the covered executive’s estate at the time of his or her death, whether or not he or she is employed at the time of his death, unless the covered executive's employment was terminated for cause prior to his death.  The amount of the portion to be assigned to a particular executive's estate will depend on the reason that such executive's employment was terminated at or prior to death.  The aggregate cash surrender value of these policies at December 31, 2025 was $15,352,934.

The amounts of the benefits that could have been paid to the beneficiaries of Mr. Harris in connection with these policies as of December 31, 2025 is as follows:

Name	Payment Trigger	Estimated BOLI Benefits
Mr. Harris	Death	$50,000

Group Term Life Insurance

The Bank provides group term life insurance coverage to all Bank employees, including each of the named executive officers. For federal tax purposes, employees recognize imputed income each year on the amount of premiums paid by the Bank for the portion of insurance in excess of $50,000.

Supplemental Executive Retirement Agreements

The Bank entered into Supplement Executive Retirement Agreements with Mr. Harris in August 2022. This agreement, which is administered by the Company Board or one of its committees, is intended to provide deferred cash compensation to the executive officer under certain circumstances, including upon a Separation from Service (as defined in the agreements) other than for Cause (as defined in the agreements).

Mr. Harris’ agreement (the “Harris SERP Agreement”) provides for the following benefits:

●

Retirement Benefit. Mr. Harris will be entitled to an annual cash benefit for 20 years if he suffers a Separation from Service after reaching the retirement age of 65. The amount of this benefit will be equal to 35% of the average of Mr. Harris’ three highest base salaries for the three-year period preceding the date on which the payment obligation is triggered, including the year in which the Separation of Service occurs. This benefit will be paid in 12 equal monthly installments commencing in the month that follows the month in which the Separation of Service occurs.

●

Early Termination Benefit. If Mr. Harris suffers a Separation from Service that constitutes an Early Termination, then he will be entitled to receive the Accrued Benefit, which will be paid over 20 years in equal monthly installments commencing in the month that follows the month in which the Separation of Service occurs, with interest credited on the unpaid balance at the Discount Rate (as defined in the Harris SERP Agreement) in effect at the time of the Separation from Service. The term “Early Termination” means a Separation from Service that occurs prior to Mr. Harris reaching the age of 65 and not within 24 months of a Change in Control (as defined in the Harris SERP Agreement). The term “Accrued Benefit” means the dollar value of the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to Mr. Harris under the Harris SERP Agreement, calculating by applying Financial Accounting Standards Board’s Accounting Standards Codification 710-10 and the Discount Rate.

●

Disability Benefit. If Mr. Harris suffers a Disability (as defined in the Harris SERP Agreement) prior to reaching the age of 65, then he will be entitled to receive the Accrued Benefit, which will be paid over 20 years in equal monthly installments commencing in the month that follows the month in which the Disability occurs, with interest credited on the unpaid balance at the Discount Rate (as defined in the Harris SERP Agreement) in effect at the time the Disability occurs.

●

Change in Control Benefit. If a Change in Control (as defined in the Harris SERP Agreement) occurs and, prior to reaching the age of 65, Mr. Harris suffers a Separation from Service within 24 months of such Change in Control, then Mr. Harris will be entitled to receive cash in an amount equal to the present value of a 20-year payment stream equal to 35% of the average of Mr. Harris’ three highest base salaries for the three-year period preceding the date on which the payment obligation is triggered, including the year in which the Separation of Service occurs, calculated using a 4.0% discount rate. This benefit will be paid over five years in equal monthly installments commencing in the month that follows the month in which the Separation from Service occurs, with interest credited on the unpaid balance at an annual rate of 4%, compounded monthly. Notwithstanding the foregoing, if the payment of the benefit would cause any portion of it to constitute an excess parachute payment under Section 280G of the IRC, then that portion would be forfeited and not paid.

●

Death Benefit. If Mr. Harris dies prior to a Separation from Service, then his designated beneficiaries will be entitled to cash in an amount equal to the greater of (i) the Accrual Benefit and (ii) $2,127,275. This benefit will be paid in a single lump sum during the month that follows the month in which Mr. Harris dies.

●

Benefit Upon Termination of the SERP Agreement. If the Bank terminates the Harris SERP Agreement (i) in connection with a Change in Control following the commencement of benefit payments under the Harris SERP Agreement; (ii) upon its dissolution or in connection with its bankruptcy; or (iii) in connection with the termination of all other compensatory arrangements that would be aggregated with the Harris SERP Agreement pursuant to Section 409A of the IRC (to the extent that Mr. Harris participated in such other arrangements), then, subject to certain conditions specified in the Harris SERP Agreement, including compliance with Section 409A of the IRC, Mr. Harris will be entitled to the Accrued Benefit. If the Bank terminates the Harris SERP Agreement in connection with a Change in Control before the commencement of benefit payments, then Mr. Harris will be entitled to the CiC Benefit.

The Harris SERP Agreement provides that, subject to certain exceptions, Mr. Harris will forfeit any undistributed benefits in the event that he engages in certain activities that compete with the Bank, interferes with certain of the Bank’s employee and/or customer relationships, or improperly divulges the Bank’s confidential information.

The following table sets forth the current amounts that could be paid to Mr. Harris under each of the situations described above.

			Early	Early
	Normal Retirement Benefit		Involuntary Termination Benefit	Voluntary Termination Benefit	Disability Benefit	CIC Benefit	Death Benefit	Benefit Upon Termination of Agreement
Mr. Harris	$155,673	(a)	$30,517	$30,517	$30,517	$331,225	$2,127,275	$392,784

If benefit payments have begun and an executive dies before all payments have been made, then the Bank will distribute the remaining benefits to the executive’s designated beneficiaries, at the same times and in the same manner as if the executive had not died. If an executive becomes entitled to benefits but dies before payments begin, then the Bank will pay the benefits, in a single lump sum on the first day of the fourth month following death, to the executive’s designated beneficiaries.

No benefits will be paid if an executive’s employment is terminated by the Bank for cause or if he is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Additionally, no benefit will be paid to the extent it constitutes an excess golden parachute payment under Section 280G of the IRC or is determined to be a prohibited golden parachute payment pursuant to 12 C.F.R. § 359.2. Because, both the Harris SERP Agreement and the Harris Severance Agreement (as defined below) were in effect as of December 31, 2025, the total amount due under those agreements upon a Change in Control followed by a Separation from Service would have been reduced, in the aggregate, by approximately $327,736 to prevent the sum of those payments from constituting an excess parachute payment under Section 280G of the IRC.

The timing of the distribution of some or all of the foregoing benefits may be subject to a six-month waiting period under Section 409A of the IRC to the extent the executive is considered to be a “specified employee” of the Company. Section 409A of the IRC places restrictions on the ability of the Bank and/or the executives to change the form or timing of the payment of the benefits, and the Harris SERP Agreement provides that any such change must be consistent with the requirements and limitations of Section 409A of the IRC. Notwithstanding the foregoing, if an executive becomes subject to tax on the benefits that could be paid under the Harris SERP Agreement, then the Bank may, subject to the requirements of Section 409A of the IRC, make a limited distribution to the executive to cover such taxes. Any such distribution will reduce the benefits that are otherwise payable under the Harris SERP Agreement.

To help fund the foregoing payment obligations, the Bank invested in life insurance policies in 2022 on the life of Mr. Harris.

Performance Driven Retirement Plan Agreement

On November 17, 2015, the Bank and Mr. Krebs entered into a Performance Driven Retirement Plan Agreement (the “Retirement Agreement”) to provide cash benefits to Mr. Krebs following his Separation of Service (as defined in the Retirement Agreement), his Disability (as defined in the Retirement Agreement), his death, or a Change in Control (as defined in the Retirement Agreement). The Retirement Agreement requires the Bank to establish a general ledger “account” for Mr. Krebs’ benefit that will be credited from time to time with cash contributions and interest thereon (the “Deferral Account”).

On the effective date of the Retirement Agreement, the Bank made an initial contribution of $5,565 to the Deferral Account. Thereafter, on the first day of each month during each Plan Year (as defined in the Retirement Agreement) that Mr. Krebs is employed, the Bank is required to make a contribution equal to 0.833% of Mr. Krebs’ Base Salary (as defined in the Retirement Agreement). The Bank will not be required to make monthly contributions during a Plan Year, however, if the Return on Equity (as defined in the Retirement Agreement) for the immediately preceding Plan Year is less than 6.25%. In the event of a Change in Control, the Bank is required to make a contribution to the Deferral Account in an amount determined by multiplying (i) 300% of Mr. Krebs’ then-current Base Salary by (ii) the average percentage of Base Salary contributed to the Deferral Account by the Bank during the three Plan Years that immediately preceded the Change in Control. The Bank Board may choose to make additional contributions to the Deferral Account at any time if it determines that such contributions would be in the best interest of the Bank. During each Plan Year prior to the earliest to occur of Mr. Krebs’ Disability, death or Separation from Service, interest on the balance of the Deferral Account will be credited at an annual rate equal to 67% of the Return on Equity for the prior Plan Year, provided that in no event will the annual rate of interest be less than 0.0% nor more than 10.0%. Except when Mr. Krebs is receiving the Early Retirement Benefit (defined below), interest on the balance of the Deferral Account will be credited following the commencement of distributions at an annual rate equal to the 20 Year Moody’s AA Corporate bond index less 0.25%, based on the Moody’s yield on the first business day of the Plan Year.

Subject to waiting periods and other restrictions that may be imposed by applicable law, including Section 409A of the IRC, distributions from the Deferral Account are to made commencing in the month following a Separation from Service that occurs after the date on which Mr. Krebs reaches 65 years of age. Mr. Krebs retired on June 30, 2025 after reaching 65 years of age, at which time his distributions were deferred for six months and began in January 2026.

The Retirement Agreement permits the Bank Board to agree to make early “Hardship Distributions” under limited circumstances. As a general rule, distributions may not be accelerated for any reason. Certain restrictions apply to any amendment to the Retirement Agreement that would change the timing or form of payment.

Mr. Krebs will forfeit his right to receive the amount in the Deferral Account if he engages in certain competitive activities described in the Retirement Agreement.

At December 31, 2025, the balance of the Deferral Account was $281,621.

Severance Agreements

The Company and Mr. Harris are parties to a Change in Control Severance Agreement (the “Harris Severance Agreement”) pursuant to which Mr. Harris will be entitled to receive a lump sum cash payment equal to 2.99 times his then-current annual base salary rate if the Company terminates his employment without Cause (as defined in the Harris Severance Agreement) or if he terminates his employment for Good Reason (as defined in the Harris Severance Agreement) within 12 months of a Change in Control (as defined in the Severance Harris Agreement), subject to any reduction necessary to ensure that such severance payment would not trigger the excise tax under Section 4999 of the Code. Mr. Harris’ entitlement to the severance payment would be conditioned on his execution, delivery, and non-revocation of a separation agreement and general release pursuant to which, among other things, he must agree to customary business protection and non-disparagement covenants for a period of two years following the termination of his employment.

As of December 31, 2025, Mr. Harris’ “base amount” was $349,040 and the gross amount to which Mr. Harris would have been entitled under the Severance Agreement as of such date is approximately $1,047,120. Because, however, both the Harris SERP Agreement and the Harris Severance Agreement were in effect as of December 31, 2025, the total amount due under those agreements upon a Change in Control followed by a Separation from Service would have been reduced, in the aggregate, by approximately $327,736 to prevent the sum of those payments from constituting an excess parachute payment under Section 280G of the IRC.

Until his retirement, Mr. Krebs and the Bank were parties to a Severance Agreement, dated as of February 19, 2013, that was amended by a First Amendment to Severance Agreement on November 15, 2021 (collectively, the “Krebs Severance Agreement”). The Krebs Severance Agreement provided that Mr. Krebs would be entitled to a severance payment if (i) he were to terminate his employment in connection with or within 30 days of a Change in Control (as defined in the Krebs Severance Agreement); (ii) he were to terminate his employment for Good Reason (as defined in the Krebs Severance Agreement) within 12 months of a Change in Control; or (iii) the Bank were to terminate his employment without Just Cause (as defined in the Krebs Severance Agreement) within 12 months of a Change in Control. The amount of the severance payment would be 2.99 times Mr. Krebs’ then-current “base amount” (as defined in Section 280G of the IRC) less the sum of all other “parachute payments” (as defined in Section 280G of the IRC) to which Mr. Krebs is entitled on account of the Change in Control.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our principal executive officer (the “PEO”) and the other named executive officers (the “Non-PEO named executive officers”) and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.

Pay Versus Performance

Year(s)	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)(3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (2)(3)	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return	Net Income
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2025	$503,907	$499,197	$258,841	$258,841	$83	$5,765,868
2024	462,453	468,403	250,723	250,723	99	4,277,703
2023	588,148	586,208	316,914	316,914	87	6,418,337

Notes:

(1)

For 2025 and 2024, Gary A. Harris was the PEO used for purposes of calculating the amounts set forth in column (c). For 2023, James R. Bosley, Jr. was the PEO used for purposes of calculating the amounts set forth in column (c).

(2)

For 2025, Paul B. Susie, Barry Luciani, and Mark C. Krebs were the non-PEO named executive officers used for purposes of calculating the amounts set forth in columns (d) and (e). For 2024, Mark C. Krebs and Christopher T. Oswald were the non-PEO named executive officers used for purposes of calculating the amounts set forth in columns (d) and (e). For 2023, Mark C. Krebs and Christopher T. Oswald were the non-PEO named executive officers used for purposes of columns (d) and (e). Mr. Krebs retired on June 30, 2025 and his salary listed in the summary compensation table for 2025 reflects the amount paid through such date. Had Mr. Krebs been employed through December 31, 2025, the amounts shown for 2025 in columns (d) and (e) of this table would both have been (after annualizing Mr. Krebs’s salary) $312,493. Mr. Oswald retired on August 19, 2024 and the compensation used to calculate the amounts shown in columns (d) and (e) for 2024 reflects the amounts paid to him through such date. Had Mr. Oswald been employed through December 31, 2024, the amounts shown for 2024 in columns (d) and (e) of this table would both have been (after annualizing Mr. Oswald’s salary) $298,240.

(3)

The dollar amounts reported above for the PEO under “Compensation Actually Paid to PEO” and for the Non-PEO named executive officers under “Average Compensation Actually Paid to Non-PEO Named Executive Officers” represent the amounts actually paid to the PEO and the Non-PEO named executive officers, respectively, as computed in accordance with Item 402(v) of Regulation S-K. These amounts do not reflect the actual amounts of compensation earned by or paid to the PEO or the average of the actual amounts of compensation earned by or paid to the Non-PEO named executive officers during the applicable years. Rather, in accordance with the requirements of Item 402(v) of Regulation S-K, these amounts reflect the amounts reported in the Summary Compensation Table (“SCT”), except that the amounts reported for 2025 have been adjusted as follows:

	2025	2025
	PEO	Non-PEO (Average)
SCT Total Comp	$503,907	$258,841

Subtract: Grant date fair value of equity awards granted during the covered year	-	-

Add: Fair value as of end of covered year of equity awards granted during covered year that were outstanding and unvested as of end of covered year	-	-

Add: Change in fair value from end of prior year to end of current year for equity awards granted in prior years that were outstanding and unvested at end of current year	$(3,290)	-

Add: Fair value as of vesting date of equity awards that were granted and vested in same year	-	-

Add: Change in fair value from end of prior year to vesting date of equity awards granted in prior years that vested in covered year	$(3,800)

Subtract: Fair value at end of prior year of equity awards granted in prior years that failed to vest (forfeited) in covered year	-	-

Add: Dollar amount of dividends or other earnings paid on equity awards in covered year prior to vesting date that are not included in total compensation for covered year	$2,380	-

Compensation Actually Paid	$499,197	$258,841

The graphs below describe the relationship between pay and performance by comparing compensation actually paid to our PEO and the average actual compensation paid to our Non-PEO named executive officers to our cumulative total shareholder return (TSR) and our net income for each of the last three fiscal years. As noted above, readers are reminded that Mr. Krebs retired on June 30, 2025; accordingly, the following graphs are based on the compensation that Mr. Krebs actually received through his retirement date and not on the compensation (annualized) that he would have received had he been employed through December 31, 2025.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraphs discuss related party transactions that occurred thus far in 2026 and during 2025 and 2024, as well as related party transactions that are contemplated during the remainder of 2026 (other than compensation paid or awarded to the Company’s directors and executive officers that is discussed above). For this purpose, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which (i) the Company or any of its subsidiaries is a participant, (ii) the amount involved exceeds the lesser of (a) $120,000 or (b) 1.0% of the Company’s average total assets at year-end for the last two completed fiscal years, and (iii) any director, director nominee or executive officer of the Company or any person who beneficially owns more than 5% of the outstanding shares of the Company’s common stock (and the immediate family members and affiliates of the foregoing) has a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company and its subsidiaries.

Thus far in 2026 and during 2025 and 2024, the Company, through the Bank, had banking transactions in the ordinary course of its business with the Company’s directors, executive officers and immediate family members and affiliates of the foregoing. All of these transactions were substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with persons who are not related to the Company and its subsidiaries. When made, the extensions of credit to these persons by the Bank did not involve more than the normal risk of collectability or present other unfavorable features.

The Company and the Bank have procedures in place to help ensure that the Company and the Bank comply with all legal requirements applicable to related party transactions. Among other procedures, the Audit Committee and/or the Bank’s Loan Committee must review and approve transactions with directors, executive officers and/or their respective related interests and submit such transactions to the full Boards for approval. This review is intended to ensure compliance with Regulation O, which imposes requirements for extensions of credit to directors and executive officers, Sections 23A and 23B of the Federal Reserve Act, which governs transactions between the Bank and its affiliates, and Section 5-512 of the Financial Institutions Article of the Annotated Code of Maryland, which limits, and requires periodic review and approval of, extensions of credit to directors and executive officers.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION (Proposal 2)

The Company is providing its stockholders with the opportunity to approve or disapprove the compensation paid to its named executive officers for 2025, as discussed in this proxy statement pursuant to Item 402 of the SEC’s Regulation S-K (commonly referred to as the “Say-on-Pay Vote”). This advisory vote is required by Rule 14a-21(a) under the Exchange Act, but the frequency of the vote (every year, every two years, or every three years) is at the discretion of the Board. Rule 14a-21(b) under the Exchange Act requires the Board to ask stockholders, no less often than every six years, to recommend the frequency of the Say-on-Pay Vote. At the 2024 Annual Meeting of Stockholders, stockholders recommended that future Say-on-Pay Votes take place every two years, and the Board has determined to submit the Say-on-Pay Vote to stockholders every two years.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The section of this proxy statement entitled “EXECUTIVE COMPENSATION” contains the information required by Item 402 of Regulation S-K with respect to the compensation paid to the named executive officers and discusses in detail the Company’s executive compensation program and the compensation that was earned by, awarded to or paid to the Company’s named executive officers for 2025.

At the 2026 Annual Meeting, stockholders will be asked to adopt the following non-binding advisory resolution:

RESOLVED, that the compensation paid to the named executive officers of Farmers and Merchants Bancshares, Inc., as disclosed in its definitive proxy statement for the 2026 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including in the section entitled “EXECUTIVE COMPENSATION”, is hereby approved.

Because this advisory vote relates to, and may impact, the Company’s executive compensation policies and practices, the Company’s executive officers, including its named executive officers, have an interest in the outcome of this vote.

Please note that your vote is advisory, so it will not be binding upon the Board or its Compensation Committee, overrule any decision made by the Board or its Compensation Committee, or create or imply any additional fiduciary duty by the Board or its Compensation Committee. The Board and/or the Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The Board and its Compensation Committee believe that the Company’s compensation policies and procedures are reasonable in comparison both to the Company’s peer group and to the Company’s performance during 2025.

The Board unanimously recommends that stockholders vote FOR adoption of the foregoing non-binding advisory resolution.

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 3)

At the Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of YHB as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. YHB has served as the Company’s independent registered accounting firm since July 2021. YHB has advised the Audit Committee and the Company Board that neither it nor any of its partners or associates has any direct financial interest in or any connection with the Company or the Bank other than as the independent registered public accounting firm. A representative of YHB is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Company Board recommends that stockholders vote “FOR” the ratification of the appointment of YHB as the Company’s independent registered public accounting firm for 2026.

Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.

AUDIT FEES AND SERVICES

The following table shows the fees billed to the Company for the audit and other services provided by YHB for 2025 and 2024.

	FY 2025	FY 2024
Audit Fees	$138,750	$109,300
Audit-Related Fees	-	-
Tax Fees	15,635	11,925
All Other Fees	-	-
Total	$154,385	$120,725

Audit Fees for 2025 and 2024 include fees associated with the annual audits of the Company’s consolidated financial statements and Forms 10-K for those years and fees associated with the reviews of the Company’s Quarterly Reports on Form 10-Q. Audit fees for 2023 include fees associated with the review of the Company’s Registration Statement on Form S-8 relating to the Equity Plan.

Tax Fees for 2025 and 2024 include charges primarily related to tax return preparation and audit and tax consulting services.

The Audit Committee has reviewed summaries of the services provided by YHB and the related fees and has determined that the provision of non-audit services was compatible with maintaining their independence.

It is the Audit Committee’s policy to pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act, which, when needed, are approved by the Audit Committee prior to the completion of the independent registered public accounting firm’s audit. All of the 2025 and 2024 services described above were pre-approved by the Audit Committee.

DELINQUENT SECTION 16(a) REPORTS

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Common Stock, are required to file certain reports regarding their ownership of common stock with the SEC. Based solely on a review of copies of such reports and amendments thereto filed electronically with the SEC during the year ended December 31, 2025, or written representations that no reports were required, the Company believes that no person who served as an executive officer or director of the Company or who beneficially owned more than 10% of the Common Stock during the year ended December 31, 2025 failed to timely file any report required to be filed by Section 16(a) during 2025 or any prior year except that (i) Roger D. Cassell filed one late Form 4 relating to a purchase of Common Stock in 2024, (ii) Emily B. Miller filed one late Form 4 relating to a purchase of Common Stock in 2024, (iii) J. Lawrence Mekulski filed one late Form 4 relating to a purchase of Common Stock in 2024, and (iv) Barry and Carol Renbaum filed one late Form 3 in 2024 and failed to file one Form 4 relating to a purchase of Common Stock in 2024.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

A stockholder who desires to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for, and voted on by the stockholders at, the 2027 Annual Meeting must submit such proposal in writing, including all supporting materials, to the Company at its principal office no later than December 29, 2026 (120 days prior to the anniversary of the date this year’s proxy statement was released to stockholders in connection with the Annual Meeting) and meet all other requirements for inclusion in the proxy statement.

A stockholder who intends to present a proposal for business to be considered at the 2027 Annual Meeting but does not seek inclusion of that proposal in the Company’s proxy statement for such meeting must comply with Section 8 of Article I of the Bylaws, which requires, among other things, that the stockholder deliver written notice of the proposal to the Secretary of the Company at the principal executive offices no earlier than October 30, 2026 (180 days prior to the first anniversary of the Annual Meeting) and no later than December 29, 2026 (120 days prior to the first anniversary of the Annual Meeting), provided that in the event that the date of the 2027 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the Annual Meeting, notice by the stockholder must be so delivered not earlier than the 90th day prior to the 2027 Annual Meeting and not later than the close of business on the later of the 60th day prior to the 2027 Annual Meeting or the 10th day following the date on which public announcement of the date of the 2027 Annual Meeting is first made.

If notice of a stockholder proposal is not timely received, then the proposal will be disregarded and/or proxies will be authorized to exercise discretionary authority with respect to the proposal.

DIRECTOR NOMINATIONS AT THE 2027 ANNUAL MEETING

A stockholder who desires to nominate a person for election to the Company Board at the 2027 Annual Meeting must deliver or mail written notice of an intent to make such nomination to the Chairman of the Company Board or the President of the Company in accordance with Section 4 of Article II of the Bylaws no earlier than October 30, 2026 (180 days prior to the first anniversary of the Annual Meeting) and no later than November 29, 2026 (150 days prior to the first anniversary of the Annual Meeting).

DEADLINE FOR SUBMITTING NOTICE OF INTENT TO SOLICIT PROXIES IN CONNECTION WITH THE 2027 ANNUAL MEETING

A stockholder who intends to solicit proxies at the 2027 Annual Meeting in support of one or more director nominees other than the Company’s nominees must provide the Company with notice of such intention in accordance with Rule 14a-19 promulgated under the Exchange Act, unless the information required by the notice has been provided in a preliminary or definitive proxy statement previously filed by such stockholder. To be deemed timely, the notice must (i) be postmarked or transmitted electronically to the Company at its principal executive office no later than February 27, 2027 (60 calendar days prior to the anniversary of the 2027 Annual Meeting, or the next business day if the 60th calendar day falls on a Saturday, Sunday, or holiday), (ii) include the names of all nominees for whom such stockholder intends to solicit proxies, and (iii) include a statement that such stockholder intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees. If, however, the date of the 2027 Annual Meeting is advanced by more than 30 calendar days from the anniversary date of the Annual Meeting, then the deadline for submitting the notice will be the later of 60 calendar days prior to the date of the 2027 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting is first made by the Company.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers, banks, trustees and other nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks, brokers, trustees and other nominees with account holders who are our stockholders may be householding our proxy materials. A single Notice of Annual Meeting of Stockholders, proxy statement and Annual Report to Stockholders may be delivered to multiple stockholders sharing an address unless contrary instructions have been received by the Company from one or more of the affected stockholders. Once you have received notice from your bank, broker, trust or other nominee that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report to Stockholders, please notify your bank, broker, trust or other nominee and also send a copy of your request to the Company c/o Cherie Barrett, Vice President/Corporate Secretary, 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074 or call 410-374-1510 ext. 1103. Stockholders who currently receive multiple copies of this proxy statement at their address and would like to request householding of their communications should contact their bank, broker, trust or other nominee and also send a copy of your request to the Company at the above address or call the above phone number.

ANNUAL REPORT AND FINANCIAL STATEMENTS

This Proxy Statement is accompanied by a copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2025, which contains the information required by Rule 14a-3(b) under the Exchange Act. Upon the written request of any person solicited pursuant to this Proxy Statement, the Company will provide such person, without charge, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act for the year ended December 31, 2025. A written request must be sent to Paul B. Susie, Executive Vice President & Chief Financial Officer, Farmers and Merchants Bancshares, Inc., P.O. Box 249, 25 Westminster Pike, Reisterstown, MD 21136.

OTHER MATTERS

As of the date of this Proxy Statement, the Company Board is not aware of any matters, other than those stated above, that may properly be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting or any adjournment, postponement or rescheduling thereof, to the extent permitted by Rule 14a-4(c) of the Exchange Act, persons named in the enclosed proxy or their substitutes will vote with respect to such matters in accordance with their best judgment.

By order of the Board of Directors

/s/ Cherie Barrett
Cherie Barrett
Vice President/Corporate Secretary
March 26, 2026

PROXY CARD

FARMERS AND MERCHANTS BANCSHARES, INC.

2026 Annual Meeting of Stockholders

April 28, 2026 at 3:00 p.m., Local Time

Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Cheryl Y. Lewis, Michelle Miller, and Cherie Barrett, and each or any of them, as lawful proxies, with the powers the undersigned would possess if personally present, and with full power of substitution and revocation and hereby authorizes all of them, and each of them to represent and to vote, as designated below, all the shares of common stock, par value $.01 per share, of Farmers and Merchants Bancshares, Inc. (the “Company”) that the undersigned is entitled to vote at the 2026 Annual Meeting of Stockholders of the Company (including any adjournment, postponement or rescheduling thereof, the “Annual Meeting”) to be held at 3:00 p.m., local time, April 28, 2026. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named proxies or their substitutes for the purposes identified on this Proxy Card and with discretionary authority as to any other matters that may properly come before the Annual Meeting that are unknown to the Company a reasonable time before this solicitation to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE HEREOF. THE NAMED PROXIES WILL ALSO EXERCISE THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, SUBJECT TO APPLICABLE LAW. IF NO DIRECTION IS INDICATED WITH RESPECT TO ANY OF THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3. THE NAMED PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT AUTHORIZED BY RULE 14A-4(C).

IMPORTANT: PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE!

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at: www.fmb1919.bank

1.	Elect the following two nominees to the Company’s Board of Directors:

Nominees:	FOR	WITHHOLD

Robert G. Pollokoff	☐	☐
Class IV Director
(Term to Expire in 2030)

Teresa L. Smack	☐	☐
Class IV Director
(Term to Expire in 2030)

The Board of Directors recommends a vote “FOR” each of the Company’s proposed director nominees listed in Proposal 1.

2.	Adopt a non-binding advisory resolution approving the compensation paid to the Company’s named executive officers for 2025:

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote “FOR” in Proposal 2.

3.	Ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for 2026:

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote “FOR” in Proposal 3.

Shares represented by all properly executed Proxy Cards will be voted in accordance with instructions appearing on the proxy.  In the absence of specific instructions, proxies will be voted “FOR” each of Mr. Pollokoff and Ms. Smack in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and in their discretion on any other matters that may properly come before the Annual Meeting to the extent authorized by Rule 14a-4(c).

PLEASE PRINT NAME (S) HERE	PLEASE SIGN HERE

Date: ____________________, 2026

NOTE:  Joint holders must each sign this proxy.  When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing.  If the holder is a corporation or other entity, this proxy must be signed by an authorized person in full corporate or entity name.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE 2026 ANNUAL MEETING OF STOCKHOLDERS:   [   ]

As a stockholder of Farmers and Merchants Bancshares, Inc., you have the option of voting your shares electronically via the Internet or by telephone, eliminating the need to return the Proxy Card by mail. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you completed, signed, dated and promptly returned the Proxy Card by mail.

Instructions on how to vote during the Annual Meeting are contained in the Proxy Statement in the section titled “How to Vote.”

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